UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  June 27, 2017

America Great Health
(Exact name of registrant as specified in charter)

WYOMING
(State or other jurisdiction of incorporation)

0-27873	98-0178621
(Commission File Number)	(IRS Employer Identification No.)

1609 W Valley Blvd., #338, Alhambra, CA 91803	28277
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:  (626) 576-1299

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Effective June 22, 2017, the Board of Directors (the "Board") of America Great Health (the "Company") determined that it was in the best interest of the Company to separate the role of President from the role of Chief Executive Officer ("CEO"). Accordingly, the Board approved the appointment of Herric Chan as the Company's CEO replacing Mike Q. Wang.

Mr. Chan, age 46, has 20 years extensive business experiences across investment banking, lending, real estate, sales & marketing, biotech, healthcare, and pharmaceutical industry. He currently serves as Director of Alliance Capital Group (Hong Kong) servicing the IPO, financial advisory, and asset management in Hong Kong and China markets; Associate Partner of Chimera Co. Ltd. (Thailand), a financial advisory and asset management firm servicing South East Asia and Taiwan markets; and CEO of Round Table Group, (California, CalBRE #02022089) a licensed brokerage firm in the US specializes in multinational M&A and commercial real estate markets..

Prior to current positions, Mr. Chan served as Managing Director at Evidia Biosciences, a clinical laboratory and pathology service provider consists of 3 labs servicing over 700 physicians in Southern California and Pennsylvania; Vice President at Amphastar Pharmaceutical, (NASDAQ:AMPH); and Director of International Society of Pharmaceutical Engineers (ISPE, 18,000 members in 90 countries worldwide) LA. Ch. Mr. Chan started his investment banking career back in 1990 as Operation Manager of Tse's Investment Ltd., the investment division of TSL, Ltd. (0417.HK), running stock and forex investment floor with 6 trading offices throughout HK.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

AMERICA GREAT HEALTH
Date: June 26, 2017
By:     /s/ Mike Wang
Name:    Mike Wang
Title:      President